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			SUPPLEMENTAL PROXY INFORMATION

The Annual Meeting of the Stockholders of the Credit Suisse Asset Management
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Strategic Global Income Fund, Inc. was held on Tuesday, June 6, 2000 at the offices of Credit Suisse Asset Management, LLC 466 Lexington Avenue, New York City.  The
following is a summary of each proposal presented and the total number of shares voted:


Proposal						                                               	Vote
						                                            Votes For 	Withheld
1.	To elect the following four Directors:
	  Enrique R. Arzac		                            	4,028,806	  134,212
	  Lawrence J. Fox				                            4,031,090	  131,928
	  James S. Pasman, Jr.			                        4,026,464	  136,554
	  William W. Priest, Jr.			                      4,030,090	  132,928
	  Phillip Goldstein			                           3,760,549    59,971
	  Glenn Goodstein				                            3,755,248	   65,272
	  Andrew Dakos				                               3,754,848    65,672
	  Gerald Hellerman			                            3,754,848	   65,672

	As Messrs. Arzac, Fox, Pasman and Priest received a plurality of the votes cast,
	they were elected as directors of the Fund.

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														                                                 Votes	   	Votes
						                                         	Votes For    Against	   Abstained
Proposal
2.	At the Meeting, the ratification of the
  	selection of PricewaterhouseCoopers LLP as
  	the Fund's independent public accountants
  	for the fiscal year ending December 31, 2000
  	was approved by the following vote:	         	5,820,893	  878,626		  1,284,020






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